Exhibit 10.2

UNOVA, Inc.

6001 36th Avenue West

Everett, WA 98203-1264

UNOVA, INC.

2001 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

[Name and address]	Option Number:
	Option Plan:	2001
	Grant Date:
	Option Shares:
	Option Price:

1.         THIS AGREEMENT sets forth the terms of Stock Options granted to you subject to the UNOVA, Inc. 2001 Stock Incentive Plan (the “Plan”).  As of the Grant Date indicated above, subject to your acceptance of the terms and conditions hereof, UNOVA, Inc. (the “Company”) has granted to you Stock Options to purchase              shares of the Common Stock of the Company (“Stock”) at the purchase price of $             per share.

Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Plan.  The Plan shall control in the event there is any express conflict between the Plan and this Agreement and with respect to such matters as are not expressly covered herein.

In order for this grant to become effective, you must sign and return to the Company’s Secretary one copy of this Agreement [or accept it electronically as instructed] within 30 days following the date at the end of this Agreement.  In the event you fail to do so, this Agreement shall be deemed canceled, null, and void.

2.         The options granted by this Agreement are intended to be Incentive Stock Options, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended; provided, however, that to the extent the terms of these options, or any action taken with respect thereto, fail to satisfy the requirements of Section 422, these options shall be Non-Qualified Stock Options, as that term is defined in the Plan.

3.         The options granted hereunder shall, subject to the provisions of the Plan, become exercisable in installments on the dates set forth below and shall remain cumulatively exercisable until the expiration date indicated:

Number of Shares	Date Options May First Be Exercised	Expiration Date of Options
	[Grant Date + 1 year]	[Grant Date + 10 years]
	[Grant Date + 2 years]	[Grant Date + 10 years]
	[Grant Date + 3 years]	[Grant Date + 10 years]
	[Grant Date + 4 years]	[Grant Date + 10 years]
	[Grant Date + 5 years]	[Grant Date + 10 years]

4.         You hereby acknowledge that the options granted hereby are subject to the terms and conditions of the Plan, which is incorporated herein by reference, and you hereby acknowledge that you have received or have access to a copy of the Plan.  You are also encouraged to review the Company’s most recent Form 10-K and proxy statement, which may be found at www.unova.com.

5.       (a)  Subject to the provisions of this Section 5, Stock Options then exercisable may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company on the form furnished by the Company for that purpose specifying the number of shares of Stock subject to the Stock Option to be purchased.  Each exercise must encompass at least one installment or 100 shares of Stock, whichever is less.

(b)  The option price of Stock to be purchased upon exercise of any Stock Option shall be paid in full in cash in United States dollars (by certified or bank check or such other instrument payable to the order of “UNOVA, Inc.” as the Company may accept) or may also be paid in the form of unrestricted Stock already owned by you for a period of at least six months and based in any such instance on the Fair Market Value of the Stock on the date the Stock Option is exercised.

(c)  In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price, and, if requested by you or required by law to be withheld by the Company, the amount of any federal, state, local and foreign withholding taxes.

(d)  No shares of Stock shall be issued until full payment therefor has been made.  You shall have all of the rights of a shareholder of the Company holding the Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends, if any) when you have given written notice of exercise and have paid in full for such shares.

(e)  If as a result of any adjustment to the shares or number of shares subject to this Agreement made pursuant to Section 3 of the Plan, any fractional share would be issuable under this Agreement or any installment thereof, such fractional share shall be canceled without the payment of any consideration to you.

6.         You may transfer any or all Non-Qualified Stock Options granted under the Plan by way of gift to any family member, provided that any such transferee shall agree in writing with the optionee and the Company, as a condition to such transfer, to be bound by the provisions of all agreements and other instruments, including without limitation, the Plan, and shall agree in writing to such other terms as the Company may reasonably require to assure compliance with applicable federal and state securities and other laws.  For purposes of the preceding sentence, “family member” shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationship, any person sharing your household (other than a tenant or employee), a trust in which these persons have more than 50 percent of the beneficial interest, a foundation in which these persons (or the optionee) control the management of assets, and any other entity in which these persons (or the optionee) own more than 50 percent of the voting interests.  All Stock Options shall be exercisable, subject to the terms of the Plan, only by you, your guardian or legal representative, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other trustee.

7.       (a)  In the event of your Termination of Employment due to death, any Stock Option held by you may thereafter be exercised for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter, in accordance with the following schedule:

Time from Grant Date to Death	Stock Options Exercisable by Estate
Less than 1 year	33%
1 year to 2 years	67%
More than 2 years	100%

(b)  In the event of your Termination of Employment due to death, if any portion of the Incentive Stock Options granted hereby is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such portion of Stock Options will thereafter be treated as Non-Qualified Stock Options.

8.         Subject to the provisions of subparagraph 10(b) below, in the event of your Termination of Employment by reason of Disability, any Stock Option held by you may thereafter be exercised by you, to the extent it was exercisable at the time of termination, for a period of three years from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if you die within such period, any unexercised Stock Option held by you shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.  “Disability” means your permanent and total disability as more specifically defined in the Plan.  In the event of Termination of Employment by reason of Disability, if any portion of the Incentive Stock Options granted hereby is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such portion of Stock Options will thereafter be treated as Non-Qualified Stock Options.

9.         Subject to the provisions of subparagraph 10(b) below, in the event of your Termination of Employment by reason of Retirement, any Stock Option held by you may thereafter be exercised by you (or your estate or personal representative), to the extent it was exercisable at the time of such Retirement, until the expiration of the stated term of such Stock Option or, if earlier, 12 months from the date of your death.  “Retirement” means retirement from active employment with the Company or a Subsidiary (i) at or after age 65 or (ii) pursuant to the early retirement provisions of the basic pension plan of the Company or a Subsidiary under which you may receive retirement benefits.  In the event of Termination of Employment by reason of Retirement, if any portion of the Incentive Stock Options granted hereby is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such portion of Stock Options will thereafter be treated as Non-Qualified Stock Options.

10.       (a)  If you incur a Termination of Employment for any reason other than death, Disability, or Retirement, any Stock Option held by you, to the extent it was exercisable at the time of termination, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option’s term; provided, however, that if you die within such three-month period, any unexercised Stock Option held by you shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.  Notwithstanding the foregoing, after a Change in Control, Stock Options shall remain exercisable following a Termination of Employment described in this Section 10 for seven months following such termination or until expiration of the stated term of such Stock Option, whichever period is shorter.

(b)  “Termination of Employment” means the termination of your employment with the Company and any Subsidiary.  You shall also be deemed to incur a Termination of Employment if the Subsidiary ceases to be such a Subsidiary, and if you do not immediately thereafter become an employee of the Company or another Subsidiary.  Temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company and its Subsidiaries shall not be considered Terminations of Employment.  If so determined by the Committee, you shall be deemed not to have incurred a Termination of Employment following Retirement or Disability if you enter into a contract with the Company or any Subsidiary providing for the rendering by you of consulting services to the Company or such Subsidiary on terms approved by the Committee; however, your Termination of Employment shall be deemed to occur when such contract ceases to be in effect.  In the event of such Retirement or Disability and subsequent assumption by you of the status of a consultant, any portion of the Incentive Stock Options granted hereby which is exercised after the applicable period for purposes of Section 422 of the Code shall be treated as Non-Qualified Stock Options.

11.       No later than the date as of which an amount first becomes includable in your gross income for federal income tax purposes with respect to any Stock Option granted by this Agreement, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local, and foreign taxes of any kind required by law to be withheld by the Company with respect to such amount.  The minimum amount of statutory withholding obligations may be settled with unrestricted Stock having a Fair Market Value on the date of the exercise of the Stock Option equal to the amount of taxes required by law to be withheld, including Stock issuable upon exercise of a Stock Option that gives rise to the withholding requirement.  Tax withholdings in excess of the statutory minimum amount may not be satisfied in Stock but may, if desired, be paid in cash.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements having been made, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due you.

12.       The grant of Stock Options and other Stock awards under the Plan are made from time to time in the sole discretion of the Committee.  The grant of a Stock Option or other award does not assure an additional award at any future time.  You acknowledge that future grants under the Plan, if any, will be at the sole discretion of the Committee, including the timing of any grant, the number of options, the vesting provisions, and the exercise price. The grant of a Stock Option to you in any year shall give you neither any right to similar grants in future years nor any right to be retained in the employ of the Company or its Subsidiaries, such employment being terminable to the same extent as if the Plan and this Agreement were not in effect.  The right and power of the Company and its Subsidiaries to dismiss or discharge you is specifically and unqualifiedly unimpaired by this Agreement.

You acknowledge that your participation in the Plan is voluntary and the value of the Stock Option is an extraordinary item of compensation outside the scope of any employment contract you may have, unless such contract specifically provides otherwise.  As such, you understand that any Stock Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, or similar payments.

13.       If employed by a Subsidiary of the Company, you authorize and direct such Subsidiary or any agent of the Company or such Subsidiary administering the Plan or providing plan recordkeeping services to disclose to the Company or any of its Subsidiaries such information and data as it shall request in order to facilitate the grant of Stock Options and the administration of the Plan, and you waive any data privacy rights you may have with respect to such information.  By accepting this Agreement, you authorize the Company and the Subsidiary by which you are employed, if applicable, to store and transmit such information in electronic form.

14.       It is the present practice of the Company to provide participants in the Plan, solely as a courtesy and not as a Company policy, with written or oral notification of the imminent expiration of any Stock Option having monetary value.  You acknowledge that the Company and its Subsidiaries and agents shall have no liability or responsibility in the event you should fail to receive any such “courtesy notice” and your Stock Option expires unexercised.  You acknowledge that the obligation to monitor the schedule of exercisability and expiration of options awarded under this Agreement, and to procure current quotations regarding the market value of the Stock, is solely your obligation and not that of the Company or any Subsidiary by which you are employed or the agents of either of them.

15.       Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company’s Secretary, or at such other address as may be furnished to you in writing.  All notices to you or other person or persons then entitled to exercise any right pursuant to this Agreement shall be delivered to you or such other person as you or such other person may specify in writing to the Secretary of the Company by a notice delivered in accordance with this paragraph.

16.       The terms and conditions of this Agreement and of the Plan incorporated by reference herein comprise the whole terms and conditions between you and the Company with respect to the subject matter of this Agreement and shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America.  The Committee may amend the terms and conditions of this Agreement at any time, prospectively or retroactively, to the extent permitted by Section 9 of the Plan.

17.       This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided therein and in the Plan, shall inure to the benefit of and shall be binding upon your heirs, legal representatives, and successors and upon any person to whom a transfer of a Stock Option permitted by paragraph 6 of this Agreement has been made.

IN WITNESS WHEREOF, this Agreement has been executed by you and by the Company through its duly authorized officer, all as of the Grant Date indicated above.

DATE:

UNOVA, Inc.

By:

IMPORTANT
PLEASE ACCEPT ELECTRONICALLY OR
SIGN AND RETURN PROMPTLY